                                                                EXHIBIT 10.19

                        TERMINAL BUILDING SPACE LEASE

     THIS AGREEMENT is made and entered into as of the 10th day of February 1995, by and between the Horry County Department of Airports, an agency of the County of Horry, organized under the laws of the state of South Carolina, hereinafter called "Landlord", and AIR SOUTH, INC. a corporation, hereinafter called "Permittee".


                                   WITNESSETH:

     WHEREAS, Landlord operates the airport known as the Myrtle Beach Jetport, which is located in the County of Horry, State of South Carolina, which, as it now exists or as it may be expanded in the future, is hereinafter called "Airport", and

     WHEREAS Permittee desires to use certain premises and facilities at the Airport,

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto formally covenant, agree, and bind themselves as follows:


                              ARTICLE I - PREMISES

Landlord hereby grants to Permittee the exclusive right to use a room, the total area of which is approximately 140 square feet, which are located on the first floor in the temporary holding facility on the south end of the Passenger Terminal Building, said rooms being sometimes hereinafter referred to as the "Premises".


                          ARTICLE II - USE OF PREMISES

Permittee may use the Premises for administrative offices in connection with the Air South Charter services it is providing at the terminal building, and for no other purposes.


                               ARTICLE III - TERM

The term of this Agreement shall be from February 10, 1995 to December 31 of 1995, and it shall continue on a month-to-month basis thereafter until terminated by either party. Either party shall have the right to terminate this Agreement and the use of the Premises thereunder, at any time and without cause, by serving a written Notice of Termination upon the other party not less than thirty days in advance of its effective date.

                               ARTICLE IV - RENTAL

Permittee shall pay Landlord a use charge, initially computed at the rate of $133.70 per month. Said charge shall be payable in advance, without demand, setoff or deduction, no later than the tenth (10th) day of each month during the term hereof.

Landlord shall have the right to adjust the use charge from time to time and at any time by serving a Notice of Adjusted Charges on Permittee.


                             ARTICLE V - MAINTENANCE

Permittee shall keep the Premises in good, sanitary and neat order, condition and repair. Landlord shall not be obligated to make any repairs, replacements or renewals of any kind, nature or description whatsoever, to the Premises except that repairs to drainage facilities and sewers shall be the responsibility of Landlord only when damage to such facilities was caused by Landlord's own act or omission or the act or omission of its contractors or invitees.

                             ARTICLE VI - UTILITIES

Landlord shall supply electricity, heat and air conditioning to the Premises to the extent and capacity of the existing mains, lines, transformers and panels, and without additional charge.


                             ARTICLE VII - INSURANCE

Permittee shall, at its sole cost, purchase and keep in force at all times during the term hereof a policy or policies of insurance, issued by an insurance company of generally recognized responsibility, insuring Permittee against all liability for property damage and personal injury (including death) arising, or alleged to arise, out of any activity or failure to act of Permittee on, about or with respect to the Premises. Said policy or policies shall also contain a contractual liability endorsement expressly covering the indemnification provisions of this Agreement.

The combined, single limit of liability of the aforesaid policy or policies shall be not less than one million United States dollars ($1,000,000).

                          ARTICLE VIII - INDEMIFICATION

Permittee shall protect, defend, and hold Landlord completely harmless from and against any and all liabilities, losses, suits, claims, judgements, fines, or demands arising by reason of injury or death of any person or damage to any property, (including but not limited to attorney fees, court costs, and expert fees), of any nature whatsoever arising out of or incidental to this Agreement or the use or occupancy of the Premises, or the acts or omissions of Lessee's directors, officers, agents, employees, contractors, sub-contractors, or licensees: however, the above indemnity shall not apply to any injury, death, or damage caused by the sole negligence or willfull acts of Landlord, its agents, servants or employees. Landlord shall give reasonable notice of any such claims or actions. The provisions of this section shall survive the termination of this Agreement.


                                 ARTICLE IX

Article IX has been deliberately left blank in this Agreement.


                        ARTICLE X - REMEDIES UPON DEFAULT

After any Event of Default, Landlord may terminate this Agreement by giving Permittee written notice of such action not less than twenty-four (24) hours prior to its effect. Such termination shall be without forfeiture, waiver, or release of any rights of Landlord to take whatever legal or equitable proceedings Landlord may deem necessary or desirable to collect any fees or other charges or to enforce any other obligation or covenant of Permittee under this Agreement or to exercise any other statutory remedies available to Landlord.


                              ARTICLE XI - NOTICES

Any request, demand, authorization, direction, notice, consent or waiver provided or permitted to be made upon, given by, or furnished to, the Landlord or Permittee shall be sufficient for every purpose hereunder if in writing and mailed by certified or registered mail, postage prepaid and addressed as follows:

      A. TO LANDLORD AT:

         Horry County Department of Airports
         ATTN: Director of Airports
         1100 Jetport Road
         Myrtle Beach, South Carolina 29577

      B. TO PERMITTEE AT:

         Air South, Inc.
         PO Box 11129
         Columbia, SC 29211

Either party may change its address or addressee by mailing a notice meeting the postal requirements of this Article, to the other party, at the other party's then current address.


                                 ARTICLE XII

Article XII has been deliberately left blank in this Agreement.


                         ARTICLE XII - EMPLOYEE PARKING

To the extent they currently exist or may exist in the future, Landlord will make available to Permittee, for non-exclusive use by Permittee's employees working at the Airport, automobile parking facilities. Landlord may, at any time, institute a charge for employee parking based upon Landlord's actual costs of providing, operating, and maintaining such facilities and any associated transportation services.


                      ARTICLE XIV - ALTERATIONS TO PREMISES

Permittee shall make no alterations or additions to the Premises without the prior written approval of Landlord. Nor shall Permittee erect or paint any sign on the exterior of the Premises, or display any sign through an exterior window of the Premises, without first obtaining the written approval of Landlord.


                                   ARTICLE XV

Article XV has been deliberately left blank in this Agreement.


                               ARTICLE XVI - TAXES

All taxes or government-imposed fees in any way consequent upon this Agreement, or upon any subsequent modification or extension of this Agreement, or upon any interest created by this Agreement or a subsequent modification or extension of this Agreement, regardless of how, by whom and when imposed, shall be borne solely by Permittee. To the extent Landlord shall be required to pay any such taxes or fees, Permittee shall promptly reimburse Landlord.

Without limiting the generality of the foregoing paragraph, Permittee shall absorb all sales taxes, if any, assessed or levied on account of any monies payable by Permittee to Landlord hereunder.

                             ARTICLE XVII - NO LIENS

Permittee shall keep the Premises and all personal property therein or thereon free and clear of liens of any kind and shall defend, indemnify and save Landlord harmless against all costs expenses, loss, loss of use, and damages resulting from the attempts to file liens against the Premises or the filing of liens against any personal property therein by any architect, contractor, subcontractor, laborer, supplier, vendor, or materialman hired by Permittee.


                       ARTICLE XVIII - RIGHT TO INSPECTION

Landlord shall have the right to enter upon and inspect the Premises during normal business hours.

                  ARTICLE  XIX - ASSIGNMENT AND SUBLETTING

Permittee shall not assign or transfer any interest in this Agreement, or any part thereof, without the prior written consent of the Landlord.


             ARTICLE XX - COMPLIANCE WITH LAWS AND REGULATIONS

Permittee shall observe and obey, and shall require its employees, suppliers and business invitees to observe and obey, all present and future, duly-promulgated laws, ordinances, enactments, orders, rules and regulations relating to use and occupancy of the Premises and at the Airport.

Permittee agrees to comply conscientiously with the spirit as well as the wording of all laws and regulations dealing with protection of the environment and applicable to its operations at the Airport, and, in such regard, Permittee agrees to prevent the escape of regulated gases under Permittee's control into the atmosphere and the entry of oil, fuel, glycol, solvents, heavy metals or other regulated materials under Permittee's control onto Airport property or into the drainage system of Airport or the drainage system of the surrounding communities, unless such gases and materials are first properly treated with equipment installed with the written approval of Landlord for that purpose or unless such gases and materials are otherwise well within limits prescribed by applicable laws and regulations. Permittee agrees to indemnify fully and save and hold Landlord harmless from any and all penalties, losses, liabilities and costs, including attorneys fees, arising from Permittee's failure to comply with the requirements of this paragraph, and will bear all costs, including remediation costs, related to prohibited entry of such oil, fuel, glycol, solvent, heavy metal or other regulated materials onto Airport property or into said drainage systems resulting from Permittee's conduct.


                      ARTICLE XXI - SURRENDER OF POSSESSION

Permittee shall yield and deliver possession of the Premises to Landlord at the termination of this Agreement "broom clean" and in good condition, except for reasonable wear and tear. Permittee shall have the right at any time during the term to remove those trade fixtures and equipment which were installed or placed, at Permittee's expense, in the Premises, so long as no damage is inflicted on the Permitted Premises. Permittee's right to remove its trade fixtures and equipment is futher subject to any valid lien which Landlord may have perfected thereon.


                          ARTICLE XXII - FORCE MAJEURE

Neither Landlord nor Permittee shall be deemed in violation of this Agreement if either is prevented from performing any of its obligations hereunder by reasons of strikes, boycotts, labor disputes, embargoes, shortages of materials, acts of God, acts of the public enemy, acts of superior governmental authority, weather conditions, floods, riots, rebellions, acts of sabotage, or other circumstances over which the party has no control. However, this Article shall in no case be construed to excuse Permittee from paying Landlord any monies due hereunder. And, in any case where a party believes this Article applies, such party shall promptly give the other party written notice of that Force Majeure preventing performance.


                       ARTICLE XXIII - GOVERNING LAWS

This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

                   ARTICLE XXIV - PRIOR AGREEMENTS SUPERSEDED

Any prior agreements between the parties with respect to the Premises, written and oral, are superseded by this Agreement and hereby made a nullity. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and it may not be modified, amended or extended except by a subsequent instrument executed with the same formalities as this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.

ATTEST:                           FOR LANDLORD:

                                  HORRY COUNTY DEPARTMENT OF AIRPORTS


---------------------             -----------------------------------
                                  COUNTY COUNCIL CHAIRMAN



                                  -----------------------------------
                                         DIRECTOR OF AIRPORTS

                                  -----------------------------------
                                                 DATE


ATTEST:                           FOR PERMITTEE:

                                  AIR SOUTH, INC.

                                    /s/
---------------------             -----------------------------------


                                               2/20/95
                                  -----------------------------------
                                                DATE


APPROVAL AS TO FORM:





---------------------
AIRPORT ATTORNEY

                              MYRTLE BEACH JETPORT
                        NON-SIGNATORY AIRLINE USE PERMIT


        THIS USE PERMIT ("AGREEMENT") is made and entered into this the 20th day of February, 1995 by and between HORRY COUNTY, a corporate body existing under the laws of the State of South Carolina ("COUNTY") and AIR SOUTH, INC., a corporation organized and existing under the laws of the State of Illinois ("AIRLINE"),

                                 WITNESSETH

         WHEREAS County is the operator of the public-use airport known as the Myrtle Beach Jetport ("JETPORT") situated in Myrtle Beach, South Carolina; and

         WHEREAS, the County operates the Jetport to facilitate commercial passenger and cargo aircraft operations and service to the Myrtle Beach, Horry County and Georgetown County, South Carolina area; and

         WHEREAS, Airline is engaged in the business of commercial air transportation of persons, property, cargo, and mail ("AIR TRANSPORTATION"); and

         WHEREAS, Airline wishes to commence or continue operating its Air Transportation business at the Jetport and, in connection therewith to use the aeronautical facilities and common-use terminal areas of the Jetport ("JETPORT PREMISES"); and

         WHEREAS County has entered long term use and lease agreements with other airlines concerning the Jetport Premises which impose certain obligations and liabilities on and confer certain benefits to these other airlines ("SIGNATORY AIRLINES") and has offered Signatory Airline status to Airline; and

         WHEREAS Airline does not wish to execute a signatory airline use and lease agreement and become a Signatory Airline;

         NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter contained County and Airline agree as follows:

         1. Jetport-Use. For so long as Airline shall have a space use and/or ground handling agreement with another entity or entities, including County, occupying terminal facilities at the Jetport under lease from or permit by the County and/or providing ground handling services under authority of the County ("GROUND HANDLERS"), Airline shall have the right to operate its Air Transportation business at the Jetport including the right to: land and take-off its aircraft; park its aircraft and load and unload its passengers, baggage, mail and air cargo at locations provided by its Ground Handlers; and do the other things usual and necessary in the conduct and operation of an Air Transportation business. Airline shall not conduct any business or commercial operation from or on the Jetport that is not part of its Air Transportation business.

         2. Term. This Agreement shall be on a month-to-month basis commencing on the date this Agreement is executed by both Airline and County. Either party may terminate this Agreement by serving written notice upon the opposite party at least fifteen (15) days in advance of the effective date of such termination notice.

         3.       Use of Terminal Facilities.

         (a) So long as Airline is not in default of any obligation hereunder, Airline shall have the right, in common with other airlines operating at the Jetport, to use the common-use facilities of the terminal building. Airline's use of such common-use areas shall be limited to the enplaning and deplaning of its air passengers and their baggage in connection with the operation of its Air Transportation business. Airline agrees that its use of the common-use areas shall be subject to the rules and regulations established from time-to-time by the Horry County Department of Airports, and to the reasonable directives of the County's Director of Airports or his designee.

         (b) Airline acknowledges that it shall have no exclusive, or preferential leasehold interest in any aircraft parking positions, passenger hold rooms or loading bridges at the Jetport but that it shall use the facilities provided by the Ground Handlers, including ticket counter, gate position and aircraft parking positions at the terminal building.

         4. Rents, Fees and Charges. In consideration of its use of the facilities of the Jetport and the rights granted hereunder, Lessee shall pay the following rents, fees and charges:

         (a) Terminal Common Area Charges. Airline shall pay no rentals directly to the County for its use of the terminal facilities leased exclusively or preferentially to its Ground Handlers. Each month during the term of this Agreement, Airline shall pay directly to the County a charge for use of those terminal facilities at the Jetport, such as the baggage claiming facilities, that were used by Airline in common with the Signatory Airlines and other airlines that month. Said charge shall be calculated in accordance with the then effective non-signatory joint use formula and rental rates established by County for such areas.

         (b) Landing Fees. For its use of the runways, taxiways and appurtenant facilities of the airfield, Airline shall pay a landing fee for each and every aircraft landed by the Airline at the Jetport. The landing fee shall be determined by multiplying the then current non-signatory Landing Fee Rate, established by County from time to time, times each 1,000 pounds of the total Certified Maximum Gross Landing Weight of each Aircraft landed by Airline at the Jetport during the month; provided that the product of such multiplication is greater in each case than the then effective minimum landing fee payable for each landing at the Jetport. In every case where the then effective minimum landing fee is greater, Airline shall pay the minimum landing fee for said landing. "CERTIFIED MAXIMUM GROSS LANDING WEIGHT." means the maximum gross landing weight certified by the ("FAA") for each aircraft type operated by Airline at the Jetport.

         (c) Security Fees. Each month during the term of this Agreement, Airline shall pay County as a "SECURITY FEE" a portion of the County's cost of complying with Federal Air Regulations ("FARs") 107 and 108 ("COUNTY'S FAR SECURITY COSTS") at the Jetport. Airline's Security Fees shall be calculated by applying each month to the County's FAR Security Cost the percentage that Airline's revenue passengers enplaned at the Jetport bore to the total of all revenue passengers enplaned at the Jetport during the month covered by the County's FAR Security Costs.

         5. Monthly Activity Report. Airline shall furnish to County on or before the tenth (10th) day of each month, in a format approved by the Director of Airports, a true report of Airline's operations at the Jetport during the preceding month setting forth all data necessary to calculate the common area fees, Landing Fees, and Security Fees due from Airline and/or its Ground Handlers under this Agreement. This report shall include, but shall not necessarily be limited to, Airline's total number of landings for the month by type of aircraft, the Certified Maximum Gross Landing Weight for each of the aircraft landed at the Jetport for said month, the total number of revenue and non-revenue passengers enplaned and deplaned at the Jetport for such month, and the amount of cargo, freight and mail loaded and unloaded at the Jetport for such month. Failure to timely submit any such report shall be considered an event of default under this Agreement.

         6. Payment of Fees and Charges. Following receipt of the monthly activity report, County shall transmit to Airline a statement of the fees and charges incurred by Airline during said month and the same shall be paid by Airline within fifteen (15) days after the receipt of such statement by Airline. The acceptance by County of any such payment made by Airline shall not be a waiver of the total amounts due and shall not preclude County from questioning the accuracy of Airline's report submitted to County.

         7. Maintenance. Airline agrees that it will, at its sole cost, promptly repair or replace any Jetport Premises and other premises of the Jetport damaged through or by its operations, using materials and workmanship of original quality. Further, Airline will, at its sole cost, immediately move any of its aircraft or ground service vehicles when and as requested by the County. County agrees to maintain and operate the Jetport Premises in such a manner as to keep them suitable for Airline's use in its Air Transportation business, but nothing herein contained shall be construed as increasing the liability of the County over that imposed upon County by federal law or the laws of the State of South Carolina.

         8. Leased Premises. Airline is not granted any possessory interest in any premises at the Jetport under this Agreement. Such premises as Airline may occupy or use on an exclusive or preferential-use basis at the Jetport, if any, will be demised by and in a separate writing.

         9. Rules and Regulations. Airline shall comply with all rules and regulations of County which are now in effect or may hereafter be enacted; provided that Airline shall have first been given oral or written notice of such rules and regulations.

         10. Indemnification. Airline agrees to protect, defend, indemnify, and hold County, its commissioners, directors, agents, officers and employees completely harmless from and against any and all liabilities, losses, suits, claims, judgements, fines or demands arising by reason of injury or death of any person or damage to any property (including but not limited to attorney fees, court costs, and expert fees) of any nature whatsoever arising out of or incidental to this Agreement or Airline's use of or occupancy of the Jetport Premises or other premises of the Jetport, or the acts or omissions of Airline's directors, officers, agents, employees, contractors, subcontractors, or licensees. County shall give reasonable notice of any such claims or actions. The provisions of this section shall survive the termination of this Agreement with respect to claims that accrued prior to the termination of this Agreement.

         11. Non-liability of County. County shall not be liable for any acts or omissions of Airline, or its agents, servants, employees or independent contractors, or for any conditions resulting from the operations or activities of Airline's agents, servants, employees or independent contractors, either to Airline or any other person; nor shall County be liable for any loss or damage to any personal property or equipment of the Airline; excepting only such loss or damage arising from the sole negligence or willful misconduct of County, its Commissioners, employees or agents.

         13. Insurance. Airline agrees to carry and keep in force a policy or policies of public liability insurance, with an insurance company or companies of recognized responsibility, covering the bodily injury and property damage liabilities that Airline has agreed by this Agreement to hold the County, its commissioners, directors, agents, officers, and employees harmless against and to indemnify. Airline agrees to carry and keep in force such insurance with limits of liability for death, personal injury and property damage in an aggregate sum equal to not less than fifty million dollars ($50,000,000).

         A certificate or certificates evidencing such insurance coverage shall be filed with the County prior to the date Airline commences service to the Jetport and said certificate or certificates shall provide that such insurance coverage will not be canceled, reduced or materially changed without at least ten (10) days prior written notice to the County. At least thirty (30) days prior to the expiration of any such policy, a certificate showing that such insurance coverage has been renewed or extended shall be filed with the County. If such coverage is canceled, reduced or materially changed, Airline shall, within ten (10) days after receipt of written notice, file with the County a certificate or certificates showing that the required insurance has been reinstated or provided through another insurance company or companies.

         13. Delinquent Fees. There shall be added to all sums due to County and unpaid an interest charge of one and one-half percent (1 1/2%) of the principal sum for each full calendar month of delinquency or eighteen percent (18%) per annum, computed as simple interest. The payment of any such interest shall not cure or excuse any default by Airline under the Agreement.

         14. Notice. Whenever any notice is required by this Agreement to be made, given or transmitted to the parties hereto such Notice shall be deemed to have been given if enclosed in an envelope with sufficient postage attached, and sent by certified mail, and deposited in the United States mail addressed to:

         (a)   As to County:

               Horry County Department of Airports
               1100 Jetport Road
               Myrtle Beach SC 29577

               ATTN:       Director of Airports
                           (803) 448-1580

         (b)   As to Airline:

               Air South, Inc.
               P. 0. Box 11129
               Columbia, SC 29211

               Attn:    President


or at such other place as either party shall give the other Notice of.

         15. Non-Discrimination. Airline, for itself, its personal representatives, successors in interest and assigns, as a part of the consideration hereof, does hereby covenant and agree that:

         (a) No person shall be excluded on the ground of race, color or national origin from participation in, denied the benefits of, or otherwise be subjected to discrimination in the use of Jetport Premises

         (b) No person shall be excluded on the grounds of race, color or national origin from participation in, denied the benefits of or otherwise be subjected to discrimination in the construction of any improvements on or at the Jetport and the furnishing of services thereon;

         (c) Airline shall use the Jetport Premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation Effectuated by Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended. Airline agrees to furnish service on a fair, equal and not unjustly discriminatory basis to all users thereof and to charge fair, reasonable and not unjustly discriminatory prices for each unit of service.

         (d) Nothing herein contained shall be construed to grant or authorize the granting of an exclusive right and the County reserves the right to grant to others the privilege and right of conducting any and all activity of an aeronautical nature.

         16. Termination for Cause. County may immediately terminate this Agreement for nonpayment of fees due or Airline's failure to provide and maintain required insurance.

         Upon termination of this Agreement, Airline's authority to use the Jetport Premises and other Jetport facilities and the rights herein granted shall cease and Airline shall cease its operations at the Jetport.

         All fixtures, equipment and other property brought, installed, or placed by Airline in or on the Jetport under this agreement shall be deemed the personal property of Airline and Airline shall have the right at any time during the term of this Agreement, and for one (1) month after termination of this Agreement to remove any of its personal property from the Jetport; provided that Airline is not then in default in its payments to County hereunder; and subject to Airline's obligation to repair all damage resulting from its removal of such personal property. Any and all property not removed by Airline prior to expiration or the aforesaid one (1) month period, shall thereupon be deemed attached to the land upon which it is located and title thereto shall thereupon vest in County. Airline shall pay County the customary rental for any premises so occupied by Airline's personal property during the one (1) month or the part thereof after termination of this Agreement.

IN WITNESS WHEREOF, each party hereto has executed this Agreement the day and year written below with all the formalities required by law.


ATTEST:                                     HORRY COUNTY



/s/ Tammy Baxley                            By:  /s/
---------------------------                    ------------------------------
                                            Its: Director of Airports
                                                -----------------------------
                                            Date: 2/2/95
                                                 ----------------------------



ATTEST:                                     AIR SOUTH, INC.




/s/ Sharlon C. O'Neal                       By:  /s/
---------------------------                    ------------------------------
                                            Its: VP Airline OPS
                                                -----------------------------
                                            Date: 2/20/95
                                                 ----------------------------

APPROVED AS TO FORM:


---------------------------
County Attorney

    Myrtle Beach Jetport       [HORRY COUNTY S.C. LOGO]
     1100 Jetport Road                                     Phone (803) 448-1580
Myrtle Beach, South Carolina 29577



                             DEPARTMENT OF AIRPORTS


January 17, 1995



Mr. Dennis B. Crosby
Vice-President Airline Operations
Air South, Inc.
PO Box 11129
Columbia, SC 29211

RE: RATES AND CHARGES FOR THE MYRTLE BEACH JETPORT

Dear Mr. Crosby:

Enclosed are the costs of space rental, security, ground handling, landing fees, and fuel servicing for the Myrtle Beach Jetport. Exclusive use space costs include the square foot costs of construction and maintenance and take into account air-conditioned or non air-conditioned space. Allocation of 10% of the common area is divided among five (5) carriers assuming that the American Eagle space is sublet.

We need you to select your space required, and inform us in writing immediately to allow for agreements to be drawn, and modifications to the space be accomplished prior to start of your operations.

Should you need further information or have any questions, please contact me.

Sincerely,


/s/ C.P. Winters
--------------------------------------
C.P. Winters
Director of Airports

cc: Mr. Frank Newton, Newton & Assoc.

TC:tb

                             TERMINAL SPACE COSTS *



                                                  Annual          Monthly
1. Eastern Space                                  ------          -------
   Bag M-Up         657.22SF @ 17.50           $11,501.35        $ 958.45
   Office           209.5 SF @ 18.48             3,871.56          322.63
   Ticket Counter   312.32 SF @ 18.48            5,771.67          480.97
                    TOTAL                      $21,144.58        $1762.05


2. Vacant Unfinished
   Bag M-Up         1265.5SF @ 17.50           $22,146.25        $1845.52
   Office           396.5SF @ 18.48              7,327.32          610.61
   Counter          224.7SF @ 18.48             4.152.46          346.04
                    TOTAL                      $33,626.03        $2802.17


3. American-Flagship
   Bag M-Up         380SF @ 17.50              $ 6,651.00        $ 554.25
   Office           1050.2SF @ 18.48            19,407.00         1617.25
   Counter          446.5SF @ 18.48              8,250.96          687.58
                    TOTAL                      $34,308.96        $2859.08


4. Common Areas (10%) divided among US Air-Air South-ASA-Comair-MB Jet Express
   Bag Claim                                   $ 5,438.30        $ 453.19
   Hold Room                                     8,236.80          686.40
                    TOTAL                      $13,675.10        $1139.59


5. Common Areas (90%) divided equally among airlines based on percentage of enplanements for the month. The 90% divided by percentage is $30,887.78 monthly.


6. SECURITY FEES
Based on salaries of four law enforcement officers.
$84,906 annual
$7,075.50 monthly
Paid by airlines based on percentage of monthly enplanements

*See enclosed sample allocation cost statement for January 1995.

1/10/95                        MYRTLE BEACH JETPORT
    PASSENGER TERMINAL BUILDING - ALLOCATION OF RENTALS FOR COMMON USE AREAS
                        CONTRACT RATES THRU JUNE 30, 1995

  TOTAL                         TOTAL RENTAL
SQ. FEET                  RATE             CHARGES               PASSENGER TERMINAL BUILDING
----------               ------            -------               ---------------------------
    6,889                21.212            146,130                    BAGGAGE CLAIM
    5,465                17.502             95,653                    BAGGAGE DROPOFF
                                            30,132                    BAGGAGE CONVEYOR
                                           -------       $ 271,915    TOTAL BAGGAGE CLAIM AREA

    4,029                17.502             70,519                    AIRSIDE WALKWAY
   15,160                21.212            321,575                    DEPARTURE LOUNGES
    1,128                17.502             19,743                    HOLDROOM STAIRS
                                           -------         411,837    TOTAL HOLD ROOM AREA
                                                         ---------
                                                         $ 683,752 /12 = $56,979 (MONTHLY)
===================================================================================================================================
                                           MONTH OF JANUARY, 1995

PRORATION FORMULA FOR BAGGAGE CLAIM AREA:  10% EQUALLY & 90% ENPLANEMENTS

                                      $271,915 / 12 = $22,659.58
$22,659.58 X 90% = $20,393.62                                   : $22,659.58 X 10% =  $2,265.96
                                                                :     EQUAL                   TOTAL
           PRIOR MONTH ENPLANEMENTS                             :    MONTHLY                  MONTH
ENPLANEMENTS            %            ALLOCATION                     ALLOCATION              ALLOCATION          AIRLINE
------------         ------          ----------                    -----------              ----------          -------
   12,985             74.64          $15,221.80                     $ 566.49                $15,788.29          USAIR
      879              5.05            1,029.88                       566.49                  1,596.37          FLAGSHIP
    3,436             19.75            4,027.74                       566.49                  4,594.23          ATL. SOUTHEAST
       98               .56              114.20                       566.49                    680.69          COMAIR
   ------            ------          ----------                    ---------                ----------
   17,398            100.00          $20,393.62                    $2,265.96                $22,659.58

                                  PRORATION FORMULA FOR HOLD ROOM: 10% EQUALLY & 90% ENPLANEMENTS

                           $411,837 / 12 = $34,319.75
$34,319.75 X 90% = $30,887.78                                   : $34,319.75 X 10% = $3,431.98
                                                                :     EQUAL                    TOTAL
           PRIOR MONTH ENPLANEMENTS                             :    MONTHLY                   MONTH
ENPLANEMENTS            %            ALLOCATION                     ALLOCATION               ALLOCATION         AIRLINE
------------         ------          ----------                    ---------                 ----------         -------
    12,985            74.64          $23,054.64                    $  858.00                $23,912.64          USAIR
       879             5.05            1,559.83                       858.00                  2,417.83          FLAGSHIP
     3,436            19.75            6,100.34                       858.00                  6,958.34          ATL. SOUTHEAST
        98               56              172.97                       858.00                  1,030.97          COMAIR
    ------           ------          ----------                    ---------                ----------
    17,398           100.00          $30,887.78                    $3,432.00                $34,319.78

                                                                                              SUMMARY
                                                                                              TOTALS            AIRLINE
                                                                                            ----------          -------
                                                                                            $39,700.93          USAIR
                                                                                              4,014.20          FLAGSHIP
                                                                                             11,552.57          ATL. SOUTHEAST
                                                                                              1,711.66          COMAIR
                                                                                            ----------
                                                                                            $56,979.36
                                                                                            ==========

                  MYRTLE BEACH JETPORT FUEL SERVICING AGREEMENT

This fuel servicing agreement, made and entered into this_______ day of____________, 19__ by and between Horry County Department of Airports (HCDA) of the County of Horry in the state of South Carolina and _____________________ ___ with its principal office and place of business in _______________________.


                                   WITNESSETH
WHEREAS, HCDA operates the Myrtle Beach Jetport and through its fixed base operator (FBO) provides airport related fueling services at Myrtle Beach Jetport (hereinafter called "Airport") and has the ability to provide the necessary materials and labor to fully accomplish the services hereinafter described or referenced; and

WHEREAS,_______________________________ desires to have and is relying upon HCDA to provide all such services as are enumerated in this agreement, its appendices which are incorporated herein and attached hereto and, if any, subsequent amendments; and

WHEREAS,_______________________________ conducts regularly scheduled flights to or from the airport and desires to obtain services at the airport; and

WHEREAS, HCDA shall in accordance with the provisions of this Agreement provide all such services as specified by _____________________________ at the airport.

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements and conditions contained in this Agreement and for other good and valuable consideration, the parties hereto agree as follows:


                                    ARTICLE I
                              Term and Termination

Section 1.1 - This agreement shall commence as of ___________________________, through ________________, and continue thereafter on a month-to-month basis if desired by both parties.

Section 1.2 - ______________________, reserves the right and may exercise such right within its discretion to terminate and cancel without prior notice this Agreement in the event that HCDA, in __________________ opinion, is not or can not perform to _________________________ satisfaction the services and obligations required of it pursuant to the terms of this Agreement. It is understood that the effectiveness of this Agreement, is at all times predicated on ___________________ continuing authority to operate at the Airport.

                                   ARTICLE II
                                Scope of Service

Section 2.1 - HCDA shall supply to __________________ the materials and services necessary to accomplish airport fueling services as specified in Appendix A. Airport fueling services shall include but not be limited to the fueling of aircraft, management of fuel inventories, quality control, timely completeion and submission of related management reports. It is agreed and understood that such materials and services shall include, but not be limited to, provision of necessary fuel trucks and fuel storage facilities and their maintenance.

Section 2.2 - HCDA agrees to provide adequate and capable supervisory and working personnel. HCDA agrees to have its personnel trained by ______________ initially in its proper fueling and reporting operations and to designate a qualified individual to maintain the level of such training.

Section 2.3 - HCDA services shall be available to __________________ seven (7) days a week with normal operating hours between 0530 and 2200. In emergency situations or with prior coordination, services will be provided between 2200 and 0530 with charges as stated in Appendix B. _______:_______ shall provide to HCDA schedules of its flight operations on a monthly basis and changes to those schedules as they occur from time to time.

Section 2.4 - The services shall be in accordance with the standards of ________________ as outlined in the _________________ fuel manual.

Section 2.5 - All work performed by HCDA shall be in compliance with all rules and regulations relating to the implementation and operation of this contract including, but not limited to those federal, state, county and city governments, their agencies and departments having jurisdiction.

                                   ARTICLE III
                                     Notices

Section 3.1 - Notices by either party shall be made in writing and delivered by United States mail or in person to the addressees below. Such notices shall be deemed valid and effective when received.

HCDA:        Horry County Department of Airports
             1100 Jetport Road                     -------------------------
             Myrtle Beach, SC 29577                -------------------------
             ATTN: C.P. Winters                    -------------------------

                                   ARTICLE IV
                                  Compensation

Section 4.1 - ____________________ shall pay HCDA on a monthly basis for services rendered at rates specified in Apeendix B. Invoices shall be prepared monthly and shall be paid within (10) days after receipt. Invoices are to be sent to:








                                    ARTICLE V
                                   Assignment

Section 5.1 - The parties agree that neither party may assign its interest under this Agreement without the prior consent of the other party, except that either party may assign this Agreement to any affiliated company, or any successor to its business through merger, consolidation, reorganization or voluntary sale or transfer of substantially all of its assets.

                                   ARTICLE VI
                         Interpretations and Enforcement

Section 6.1 - Should the appendices of this Agreement be found to conflict with the body of the Agreement, the Appendices shall prevail.

Section 6.2 - If one portion of this Agreement shall be found to be unenforceable for any reason, the remainder of the contract shall remain in full effect.

Section 6.3 - This Agreement shall constitute the entire understanding between the parties hereto and there are no agreements or understandings whether written or oral that are not incorporated herein.

IN WITNESS WHEREOF, the parties hereto have affixed their signature and cause this Agreement to be duly executed as of the date above written.



Executed in the presence of:
                                    -----------------------------------

                                    By:
---------------------------            --------------------------------
                                    Title:
                                          -----------------------------


                                    Horry County Department of Airports


                                    By:
---------------------------            --------------------------------
                                    Title:
                                          -----------------------------

                                   APPENDIX A


                             AIRPORT FUELING SERVICE


All work to be performed will be accomplished according to the__________________ fuel manual. The performance of airport fueling services as wen as quality control, management reports and other work are outlined as follows:

Into Plane Fueling
HCDA shall dispense into ___________________________ aircraft aviation turbine fuel- Jet A as scheduled and requested by the airline manager or his designee. All work must be accomplished in a timely manner in order to support on-time departure goals.

HCDA shall order, receive and maintain aviation turbine fuel - Jet A inventory from designated suppliers for _________________ operations requirements. Sufficient fuel is to be received and stored to ensure uninterrupted flight operations. Work shall be in accordance with the fuel manual.

Inventory receipts shall be received in gross gallons. Disbursements into aircraft shall also be in gross gallons. Monthly, an inventory report shall state the book inventory (gross receipts minus gross issues). The month-ending physical inventory should be compared to the book inventory figure. The difference shall not be more than one quarter of one percent (.25%) of the gross issues. The physical ending inventory shall be the new months' beginning inventory. If the inventory is commingled, a full statement of all participants will be made with gains/losses shared proportionately to issues.

Oualitv Control
All work shall be done with the strictest and highest standards as outlined in the Fuel Manual. Quality control of the fuel products shall not be compromised in any way.

Inspections can be accomplished by ___________________________ Quality Assurance personnel as required. Such visits can be both scheduled and unscheduled. HCDA will upon notification of such inspection make all operating records, facilities, equipment and such other material as may be requested available to Quality Assurance personnel and shall cooperate fully with such inspection.

Related Management Reports
In accordance with the fuel manual, certain reports are required of HCDA including disbursements by flight and aircraft number, receipts, quality control and such others as are required by __________________________ from time to time.

Audits can be accomplished as required. Such visits can be both scheduled and unscheduled. HCDA will upon notification of such audit make all inventory records and such other material as be requested available to Audit personnel and shall cooperate fully with such audit.

Aircraft Sumping
If aircraft sumping is required, fuel tanks will be sumped in accordance with the fuel manual.

Aircraft Defueling
This shall be accomplished in accordance with the fuel manual.

                                   APPENDIX B

                               FUEL SERVICING FEES

                              MYRTLE BEACH JETPORT


For all services as outlined in this Agreement, its amendments and appendices by reference herein, the following fuel servicing fees will be charged:

INTO-PLANE SERVICE - A minimum fee of $20 will be charged each time company inventory fuel is delivered to a ________________________ scheduled aircraft.

GALLONS SERVICED MONTHLY INTO AIRCRAFTS
                                                     Price per Gallon
                                                     ----------------
0-25,000                                                 $ .10
25,001-50,000                                              .05
50,000-+                                                   .03

MINIMUM MONTHLY INTO-PLANE FEE - (company must provide and maintain their own fuel inventory in HCDA fuel farm)
A) Companies providing service with Jet aircraft:
         *less than an annual average of one aircraft per day               $1,000
         *1-3 aircraft flights scheduled per day (annual average)            2,500   minimum
         *4 or more aircraft flights scheduled per day (annual average)      3,600   minimum

B) Companies providing service with turboprop aircraft: (gross weight of
   12,500 lbs or more)
         *1-3 aircraft scheduled per day (annual average)                   $1,000   minimum
         *4 or more aircraft scheduled per day (annual average)              2,500   minimum

C) Companies providing service with turboprop aircraft (gross weight under
   12,500 lbs)
         *1-2 aircraft scheduled per day (annual average)                   $  450
         *3 or more aircraft scheduled per day (annual average)                850

D) The minimum monthly fee for _____________ is $________________.

LATE ARRIVALS OR EARLY DEPARTURES
Flights requiring fueling services between 2200 and 0530 a.m. shall incur an additional charge of $25.00 per hour surcharge, with a minimum charge of 2 hours.

DEFUEL FEE
$.20 per gallon defueled

7. GROUND HANDLING SERVICE
Cost per flight including baggage handling, parking, aircraft cleaning, lavatory service, catering (water and ice) and 10 year amortization of ground handling equipment. 1995 Cost per flight per day = $250.00


8. LANDING FEES
Based on maximum gross landing weight of the aircraft - $1.68 per 1000lbs 737-300 = $191.52
737-400 =  203.28
MD80-82 =  218.40
MD80-83 =  234.36

9.  FUEL SERVICE
Into-Plane Service
a.  Minimum of $20 per airplane serviced
b.  Gallon serviced monthly
    0-25,000 gals          Price .10gal
    25,000 - 50,000 gals   Price .05gal
    50,000 +               Price .03gal
c. Minimum monthly into-plane fee*
*See enclosed fuel servicing agreement

                    [NEWTON & ASSOCIATES, INC. LETTERHEAD]

February 10, 1995



Mr. Dennis Crosby
Air South Inc.
101 Trade Zone Drive
Suite 9A
West Columbia, South Carolina 29170

Re:      Space Use Permit;
         Myrtle Beach Jetport

Dear Mr. Crosby:

Enclosed are three copies of a Space Use Permit proposed to cover Air South's occupancy and use, on an exclusive-use basis, of certain space in the Passenger Terminal at the Myrtle Beach Jetport (i.e., the space last used by Eastern Airlines' "Metro" affiliate).

This Space Use Permit complements the Non-Signatory Airline Use Permit previously transmitted, which was (and is) proposed to cover Air South's use of the common-use facilities of the Jetport, including common-use space in the Passenger Terminal.

If the enclosed document is in order, please have two copies duly executed on behalf of Air South and return them to me for subsequent execution on behalf of Horry County, the operator of the Jetport.

After County execution, I will return one, fully-executed copy of the Space Use Permit to you for Air South's files. Pending that, you may wish to keep the third copy in your files for reference purposes.

Very truly yours,


/s/ Brendan P. Carmody
----------------------------
Brendan P. Carmody
Vice President

cc:     C.P. Winters - HCDA
        Todd Crawford - HCDA
        Emma Ruth Brittain, Esq. - HCDA